UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

CFS BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On February 4, 2010, CFS Bancorp, Inc. mailed a letter to its shareholders. A copy of this letter is set forth below as part of this filing.
[CFS Bancorp, Inc. letterhead omitted]
February 4, 2010
RE: Think Blue
Dear Fellow Shareholders:
Special Notice: This year, the Company’s PROXY CARD for our 2010 Annual Meeting of Shareholders will be BLUE.
We thought it best to write to you in advance and let you know that this year’s Annual Meeting of Shareholders will most likely have a different aspect to it. In addition to the proxy materials that you will receive from the Company, you may receive a proxy statement and proxy card (which will be in a color other than blue) from a shareholder or a group of related shareholders who will likely ask you to sign and return the proxy card that you receive from them, which will give them the authority to vote your shares of CFS stock at the Annual Meeting in accordance with their recommendations.
Among items to be voted on at the Annual Meeting, our shareholders will be asked to elect two directors to our Board.
We respect the views and welcome the opinions of all CFS shareholders, and we are confident that your Board of Directors has acted, and will continue to act, in the best interests of all of our shareholders. Your Board of Directors recommends that you carefully review our proxy materials when you receive them. The Board respectfully requests that you sign, date and mail the BLUE PROXY CARD which will accompany our proxy materials.
For those of our shareholders who hold their shares of CFS stock through a broker, bank or other party, you will receive the CFS proxy materials along with a Voting Information Form (VIF) instead of a proxy card. We request that you sign and return the Voting Information Form that has the names of the Board’s nominees on it.
Your Board of Directors remains confident that our Strategic Growth and Diversification Plan, strong leadership and client relationships will deliver superior value to our shareholders. Your Board is firmly committed to enhancing value for all CFS shareholders.

We strongly urge all shareholders NOT to take any action in response to any other proxy materials until you receive our definitive proxy materials and have had a chance to review them.
We appreciate your continued support.
Best regards,

Gregory W. Blaine Lead Independent Director		Gene Diamond Director		Frank D. Lester Director

	Robert R. Ross Director		Joyce M. Simon Director

Thomas F. Prisby, Director Chairman of the Board and Chief Executive Officer		Daryl D. Pomranke President and Chief Operating Officer		Charles V. Cole Executive Vice President and Chief Financial Officer
IMPORTANT INFORMATION
The Company will file a proxy statement with the Securities and Exchange Commission (SEC) in connection with the solicitation by the Board of Directors of proxies to be voted in favor of its director nominees at the Company’s 2010 Annual Meeting of Shareholders. Shareholders are strongly encouraged to read the definitive proxy statement and accompanying BLUE PROXY CARD when these become available because these will contain important information. Shareholders will be able to obtain for free the proxy statement (when available) and all other relevant documents filed by the Company with the SEC at the SEC’s internet website at www.sec.gov. Copies of the proxy statement (when available) and all other relevant documents filed by the Company with the SEC may also be obtained free from the Company by calling or writing to Monica F. Sullivan, Vice President/Corporate Secretary of the Company at (219) 836-2960 or at 707 Ridge Road, Munster, Indiana 46321.
INFORMATION REGARDING PARTICIPANTS
The Company, its directors and certain officers and employees may be deemed to be participants in the solicitation of proxies by the Board of Directors in connection with the matters to be considered at the 2010 Annual Meeting of Shareholders. Information regarding the participants and their interests will be included in the Company’s definitive proxy statement relating to the 2010 Annual Meeting of Shareholders.